                                                                         Exhibit 2.1

ASSET PURCHASE AGREEMENT

           THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of this 18th day of July, 2008 (the “Effective Date”), by and between IMPLANT SCIENCES CORPORATION, a Massachusetts corporation, with its principal place of business at 107 Audubon Road, Wakefield, MA 01880 (“Seller”) and BEST MEDICAL INTERNATIONAL, INC., a Virginia corporation with its principal place of business at 7643 Fullerton Road, Springfield, Virginia 22153 (“Purchaser”).  Capitalized terms shall have the meanings ascribed to them in these recitals, throughout this Agreement.

R E C I T A L S:

           R-1            Seller has Ytterbium and Dura Plaque products, materials, inventory, and machinery for the treatment of cancer and other diseases (collectively referred to as “Seller’s Ytterbium Business”); and

           R-2            Purchaser is in the business of the manufacture and distribution of products and related inventory relating to vascular brachytherapy and radiation therapy for use in the medical specialties of Cardiology, Oncology and Urology, including brachytherapy seeds and related accessories (“Purchaser’s Brachytherapy Business”); and

           R-3            Seller desires to sell and Purchaser desires to acquire Seller’s Ytterbium Business, together with all related intellectual property, technology and know-how (“Intellectual Property Rights”) associated therewith, and all records and other documentation in the actual possession or control of Seller which are reasonably relevant to the Seller’s Ytterbium Business, including (i) information regarding the Intellectual Property Rights, (ii) information regarding vendors to the Seller’s Ytterbium Business, including pricing and ordering information, contact information, purchase orders and material correspondence, and (iii) regulatory records, including licensing records, permits, shipping records, contact information and material correspondence) (“Records”) (collectively referred to sometimes as the “Acquired Assets”) upon and in accordance with the terms and conditions of this Agreement.

           NOW, THEREFORE, in consideration of the mutual promises contained herein, the recitals set forth above, which are hereby incorporated by reference, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Article I.
Purchase of Assets

1.1. Purchase of Assets.  On and subject to the terms and conditions contained in this Agreement, at Closing, Seller shall sell, assign, convey, transfer and deliver to Purchaser the Acquired Assets including but not limited to those shown on Schedule 1.1, including any Intellectual Property Rights, free and clear of any and all liens, encumbrances, mortgages, pledges, charges or other security interests (collectively, “Security Interests”) or unassumed liabilities and obligations, and all right, title, interest and goodwill therein of every kind and nature currently owned by the Seller, subject only to the patent license dated as of June 30, 2008, pursuant to which Seller has previously granted to International Brachytherapy S.A. (“IBt”) a perpetual, exclusive worldwide, royalty-free license (together with the related Security Agreement dated as of June 30, 2008, the “Xenation License”) to use and practice, solely in IBt’s business of using Xenation machines to implant Xenon-124 atoms and other ions into brachytherapy seeds for the treatment of diseases, of (i) U.S. Patent Number 6,183,409, for which the pertinent claims are 9 through 13; (ii) any foreign counterparts of the aforementioned patent; and (iii) any reissue, continuation, divisional or continuation-in-part applications claiming priority directly or indirectly from any such patent, and such patents as may issue from any such application, and also including the right to claim priority under any applicable statute, treaty or convention based on any of said patent applications. A true and correct copy of the Xenation License is attached hereto as Exhibit A.

1.2. Assumed Liabilities.  At Closing, Purchaser shall assume all liabilities and obligations of Seller with respect to Seller’s Ytterbium Business agreements identified in Schedule 1.2 (“Assumed Liabilities”), which are not delinquent or in default as of the Closing Date.  Except for the Assumed Liabilities, Purchaser will not assume any of the liabilities or obligations of the Seller, including, but not limited to, liability for any debt, contract, claim, obligation or liability of Seller, of any kind or nature, whether known or unknown, contingent or absolute now or in the future.

1.3. Purchase Price.  In consideration of the conveyance to Purchaser of the Acquired Assets, the Purchaser shall pay to Seller consideration in the amount of Four Hundred Thousand Dollars ($400,000.00) (“Purchase Price”).  Seller and Purchaser mutually agree that the Purchase Price shall be allocated as indicated in Schedule 1.3 and that neither Party shall take, for tax purposes, any position inconsistent with that allocation. Purchaser shall pay to Seller One Hundred Thousand Dollars ($100,000.00) of the Purchase Price upon the execution of this Agreement.  Purchaser shall pay to Seller an additional One Hundred Thousand Dollars ($100,000.00) within thirty (30) days after the Effective Date.  Purchaser shall pay to Seller the final Two Hundred Thousand Dollars within sixty (60) days after the Effective Date, the date of such payment to be mutually agreed between Purchaser and Seller and to be referred to in this Agreement as the “Closing” or the “Closing Date.” All such payments shall be made by Purchaser in cash, by bank or certified check or by wire transfer of immediatley available funds to an account designated by Seller. None of the Purchaser’s payments shall be refundable except to the extent set forth in Article VI of this Agreement.

ARTICLE II.
Representations and Warranties of Seller

           As used in this Article II, the term “Knowledge” (or words of such import) means, respect to the Seller, the Knowledge of Matthew R. Hollows and any of Seller’s corporate officers; and the “Knowledge” of any of such corporate officers means the actual knowledge of such persons or the knowledge that such persons should have obtained after reasonable inquiry of the matter or during the course of the performance of such officer’s usual duties on behalf of Seller; provided, however, that no such person shall be required to consult any docket or public records or make any inquiry of any unrelated third parties.  Seller represents and warrants to Purchaser as follows:

2.1. Corporate Organization.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and has full power and authority to transact business as it currently does.

2.2. Authorization of Transaction.  Seller represents that the consummation of the transactions contemplated by this Agreement does not constitute a sale of substantially all of its assets or any other transaction that would require approval of Seller’s shareholders or the Securities and Exchange Commission in order to consummate the transactions contemplated in this Agreement.  Without limiting the generality of the foregoing:

(a) Seller’s board of directors has duly authorized the execution and delivery of this Agreement and has approved the consummation of the transactions contemplated by this Agreement; and

(b) Assuming the due authorization and execution of this Agreement by Purchaser, this Agreement constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the qualifications that enforcement of the rights and remedies created hereby is subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws of general obligation affecting the rights and remedies of creditors, (ii) general principles of equity (regardless of whether enforcement is considered in equity or at law), and (iii) the availability of specific performance or other equitable or legal remedies specified therein.

2.3. Noncontravention.  Neither the execution, the delivery of this Agreement nor the consummation of the transactions contemplated hereby (including the assignment to be executed hereunder) will:

(a) violate any constitution, statute, regulation, rule, injunction, order, decree, ruling, charge or other restriction of any government, governmental agency, arbitrator or court to which Seller is subject; or

(b) conflict with, result in breach of, or constitute default under, or result in any right to accelerate or result in the creation of any Security Interest pursuant to, or right of termination under, any provision of any agreement of Seller, or require the consent of any other party to any contract, note, loan agreement, indenture, mortgage, deed of trust or other contract, license, assignment, agreement or instrument to which Seller is a party or by which it is bound, which consent was not received, except as set forth on Schedule 2.3(b); or

(c) conflict with the Articles of Organization or Bylaws of Seller; or

(d) require the approval, authorization, consent of or notice to any government or governmental agency in order for the parties hereto to consummate the transactions contemplated by this Agreement.

2.4. Broker Fees. Except as set forth on Schedule 2.4, Seller has no obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.  Seller has entered into no agreement and has taken no action that could cause Purchaser to become liable or obligated to pay any fees or commissions due and owing to any Person identified on Schedule 2.4 or otherwise.

2.5. Title to Acquired Assets.  Seller has good and marketable title to all of the Acquired Assets, including tangible and intangible property rights and intellectual property rights relating thereto and none of the Acquired Assets or use thereof is subject to any Security Interest, restrictions, claims, licenses (except for (i) liens for unpaid taxes which are not yet due and (ii) the Xenation License) or rights of others of any kind or nature whatsoever.

2.6. Business and Intellectual Property Rights.  With respect to the Seller’s Ytterbium Business and Intellectual Property Rights to be acquired by the Purchaser hereunder, Seller represents that, subject only to the Xenation License:

(a) Seller owns, has the unrestricted right to use, has sole and exclusive possession of and has good and valid title to, or possesses the right to use pursuant to a valid and enforceable license, sublicense agreement or permission, all of the Acquired Assets and all of the Intellectual Property Rights.  Seller has the full right and authority to transfer its right, title and interest in or to the Seller’s Ytterbium Business and the Intellectual Property Rights to Purchaser;

(b) Schedule 2.6(b) identifies all portions of the Seller’s Ytterbium Business and Intellectual Property Rights which Seller owns or uses by right of a license, sublicense agreement or permission and true, correct and complete copies of any such licenses, sublicense agreements or permissions are attached to Schedule 2.6(b) (“License Agreements”).  All License Agreements are: (i) legal, valid, binding, enforceable and in full force and effect and will continue to be legal, valid, binding, enforceable and in full force and effect after the consummation of the transactions contemplated under this Agreement; (ii) no party to any License Agreement is in default, and no event has occurred that with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration thereunder; and (iii) no party to any License Agreement has repudiated any provision thereof;

(c) Seller owns or possesses the right to use the Acquired Assets and the Intellectual Property Rights free and clear of any Security Interests (except for liens for unpaid taxes which are not yet due), licenses or assignments of any kind or nature whatsoever, or other restrictions or limitations regarding use or disclosure.  Seller is not obligated whatsoever to make any payments by way of royalties, fees or otherwise to any owner of, licensor of, or other claimant with respect to the Acquired Assets or the Intellectual Property Rights;

(d) Seller has taken all reasonable actions to maintain and protect the confidential and proprietary nature of the Seller’s Ytterbium Business and the Intellectual Property Rights, including generally requiring that employees and agents sign non-disclosure or confidentiality agreements, or have confidentiality clauses in their agreements. The non-disclosure or confidentiality agreements signed by Matthew R. Hollows and John Munro are attached to this Agreement as Schedule 2.6(d);

(e) The Seller’s Ytterbium Business and the Intellectual Property Rights are not subject to any outstanding injunction, judgment, order, decree, ruling or charge.  There is no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand currently pending or, to Seller’s Knowledge, threatened by any Person that challenges the legality, validity, enforceability, use or effectiveness of Seller’s ownership interest in the Seller’s Ytterbium Business and the Intellectual Property Rights, and Seller knows of no grounds for the same;

(f) To Seller’s Knowledge, the conduct of the Seller’s Ytterbium Business and the use of the Intellectual Property Rights by the Seller do not infringe the rights of any Person nor, to Seller’s Knowledge, is any infringing use of the Intellectual Property Rights ongoing by any Person.  To the Seller’s Knowledge, the Business and the use of the Intellectual Property Rights does not infringe or violate any trade secrets, plans and specifications, patents, copyrights, trade names, registered and common law trademarks, trademark applications, service marks, service mark applications, computer programs and other computer software, inventions, know-how, technology, proprietary processes and formulae or other intellectual property rights of any other Person.  To the Seller’s Knowledge, the Seller has not and is not using any confidential, copyrighted, patented and trade secret information or other intellectual property rights of any other Person in the Seller’s Ytterbium Business or in the maintenance, operation and use of the Intellectual Property Rights;

(g) Except as set forth on Schedule 2.6(g), Seller has never agreed to indemnify any Person for or against any interference, infringement, misappropriation or other conflict with respect to the Intellectual Property Rights;

(h) No approval of any third party will be required for the Seller to transfer Seller’s rights in the Acquired Assets and the Intellectual Property Rights to Purchaser, except as set forth on Schedule 2.6(h);

(i) No person or entity other than the Seller owns, has any rights in, including any Intellectual Property Rights, or claims any ownership of, any portion or part of the Seller’s Ytterbium Business;

(j) Schedule 2.6(j) sets forth a list of all license agreements, royalty agreements, development agreements, security instruments and any other agreements or writings whereby the Seller has given any currently enforceable interest, license, Security Interest, exclusive or otherwise, in the Seller’s Ytterbium Business and the Intellectual Property Rights to any Person.  Copies of such agreements are attached to Schedule 2.6(j);

(k) Seller has no Knowledge that any patent or patent application included within the Intellectual Property Rights is unenforceable or invalid; and Seller has no Knowledge that any patent application (or claim within any application) included within the Intellectual Property Rights has been or will be rejected by the United States Patent and Trademark Office;

(l) To the Knowledge of Seller, Schedule 1.1 sets forth a list of all of the material tangible items in the Seller’s possession or control that are used in or relate to the Sellers Ytterbium Business or the Intellectual Property Rights.

2.7. Records. With respect to the Records, Seller represents that it has exercised commercially reasonable efforts to maintain accurate records. Seller has taken all commercially reasonable steps necessary and desirable to maintain the confidential and proprietary nature of its Records. No approval of any third party will be required for Purchaser to acquire, exclusively use, own, transfer, sell or convey the Records.  Seller has provided, or will provide prior to the Closing, full and complete access to the Purchaser to inspect such Records, during normal business hours and upon reasonable notice.

2.8. Employee/Third Party Confidentiality/Agreements.  Seller has obtained written confidentiality or non-disclosure agreements from its employees and consultants to whom it has disclosed information of a confidential, proprietary or trade secret nature concerning any of the Acquired Assets reasonably deemed to be necessary given the proprietary nature of the Seller’s Ytterbium Business.

2.9. Transfer of Acquired Assets.  The transfer, sale and conveyance of the Acquired Assets is not made with the intent to delay, hinder or defraud creditors, purchasers or other Persons.

2.10. Claims and Proceedings.  There is no legal action, suit, arbitration or governmental proceeding or investigation pending or, to Seller’s Knowledge, threatened against or affecting Seller that could reasonably be expected to adversely affect the Acquired Assets or prevent the consummation of the transactions contemplated hereby.

2.11. No Litigation.  There are no actions, suits, investigations or proceedings pending or to the actual knowledge of the Seller threatened against or affecting Seller with respect to the Acquired Assets in any court or before any arbitrator, or before or by any governmental department, commission, bureau, board, agency or instrumentality, domestic or foreign.  Furthermore, there are no defaults by Seller under any order, writ, injunction, decree or award of any court or arbitrator or any governmental department, board, agency or instrumentality that could reasonably be expected to adversely affect the Acquired Assets or prevent the consummation of the transactions contemplated hereby.

2.12. Conduct of Business.  Seller has at all times relevant hereto and up to the Closing, conducted Seller’s Ytterbium Business in the ordinary course, without incurring any obligations or liabilities that would affect its obligations under this Agreement, or without taking any actions that would cause any customer or vendor of or to Seller’s Ytterbium Business to discontinue doing business with Seller up to the Closing or cause said customers or vendor not to consider doing business with Purchaser after Closing. No representation or warranty is made, however, with respect to whether any such customer or vendor will in fact do business with Purchaser. The Seller’s Ytterbium Business has not had any commercial sales.

2.13. Product Liability.  The Seller has no Knowledge of any, and there is no basis for any present or future, action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against Seller giving rise to any liability arising out of any injury to individuals or property as a result of the ownership, possession or use of any of the Acquired Assets.

2.14. Disclosure.  No representation or warranty of Seller contained in this Agreement, and no statement contained in any other document, schedule or certificate furnished or to be furnished by or on behalf of Seller by any of its representatives pursuant to this Agreement, when taken together as a whole, contains or will contain any untrue statement of a material fact, or intentionally and knowingly omits to state any material fact necessary to make the statements provided in any such document, certificate or schedule not misleading.

Article III.
Representations and Warranties of Purchaser

           Purchaser represents and warrants to Seller as follows:

3.1. Corporate Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia and is duly qualified to do business in the Commonwealth of Virginia to execute this Agreement and to consummate the transactions contemplated herein.

3.2. Corporate Authority.  The execution and delivery of this Agreement to Seller and the carrying out of the provisions hereof have been duly authorized by the Purchaser’s board of directors.

3.3. Brokers.  The Purchaser has not become obligated to pay or has taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder’s fee or similar commission or fee in connection with any of the transactions contemplated by this Agreement.

3.4. Noncontravention.  Neither the execution, the delivery of this Agreement nor the consummation of the transactions contemplated hereby (including the assignment to be executed hereunder) will:

(a) violate any constitution, statute, regulation, rule, injunction, order, decree, ruling, charge or other restriction of any government, governmental agency, arbitrator or court to which Purchaser is subject; or

(b) conflict with, result in breach of, or constitute default under, or result in any right to accelerate or result in the creation of any Security Interest pursuant to, or right of termination under, any provision of any agreement of Purchaser, or require the consent of any other party to any contract, note, loan agreement, indenture, mortgage, deed of trust or other contract, license, assignment, agreement or instrument to which Purchaser is a party or by which it is bound, which consent was not received; or

(c) conflict with the Certificate of Incorporation, Bylaws or Certificate of Authority of Purchaser; or

(d) require the approval, authorization, consent of or notice to any government or governmental agency in order for the parties hereto to consummate the transactions contemplated by this Agreement.

3.5           Available Funds.  Purchaser has on hand, and will at the Closing have on hand, without the need to obtain any financing from any third party, all of the funds needed to pay the Purchase Price in full and to consummate the transactions contemplated by this Agreement.

           3.6           Acquired Assets.  Purchaser represents, warrants, acknowledges and agrees that, except as expressly set forth in Article II, (a) Seller is selling, and Purchaser is acquiring, the Acquired Assets and the Intellectual Property Rights on an “as is, where is” basis; and (b) Seller hereby disclaims all other representations and warranties, whether express or implied, with respect to the Acquired Assets, the Intellectual Property Rights and/or the Seller’s Ytterbium Business, including without limitation all express or implied warranties of merchantability and fitness for a particular purpose. Without limiting the generality of the foregoing, no representation or warranty is made with respect to the enforceability or validity of any patent or patent application included within the Intellectual Property Rights or whether any patent will issue based on any patent application within the Intellectual Property Rights.

Article IV.
Pre-Closing Covenants

4.1. General.  Each of the Parties will use its best efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the conditions precedent to Closing set forth in Article V below).

4.2. Seller No Shop Obligation.  Unless and until this Agreement has been terminated pursuant to Article VI, the Seller will not negotiate with other parties as to the sale of all or any portion of the Acquired Assets.  In the case of any inquiry from a party or parties as to the possible acquisition of all or any portion of the Acquired Assets, the Seller will promptly advise, or use its best efforts to cause its agents to advise such party or parties of the existence of this Agreement.

Article V.
Conditions Precedent

5.1. Conditions Precedent to Obligations of Purchaser.  Purchaser’s obligation to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction of the following conditions:

(a) The Seller shall have taken all actions (whether corporate or otherwise) which, in the Purchaser’s reasonable judgment, are necessary or appropriate to authorize the execution and delivery of this Agreement, the transactions contemplated by this Agreement, and all documents and instruments incident to such transactions;

(b) The representations and warranties of Seller set forth in Article II above shall be true and correct in all material respects at and as of the Closing Date;

(c) There shall have been no material or adverse changes to the existence, nature or quality of the Acquired Assets;

(d) No temporary restraining order, preliminary or permanent injunction or other legal restraint or prohibition preventing transfer of title of the Acquired Assets shall be in effect.  There shall be no suit, action, investigation, inquiry or other proceeding by any governmental authority or any other person or any other legal or administrative proceeding pending or threatened which questions the validity or legality of the transactions contemplated by this Agreement, or seeks damages in connection therewith;

(e) The Seller shall have satisfied, performed and complied with all agreements, conditions and contingencies contained in this Agreement required to be performed or complied with by it prior to or contemporaneously with Closing;

(f) The Seller shall have delivered to the Purchaser a certificate dated as of the Closing Date in a form reasonably acceptable to Purchaser certifying compliance with the conditions specified in Sections 5.1(a) through 5.1(e); and

(g) Purchaser may, in a writing signed at or prior to the Closing, (i) waive any condition specified in this Section 5.1, if it executes a writing so stating at or prior to the Closing; (ii) extend the Seller an opportunity to cure any of the foregoing conditions; and/or (iii) terminate the Seller’s obligations hereunder.

5.2. Conditions Precedent to Obligations of Seller.

(a) The Purchaser shall have taken all actions (whether corporate or otherwise) which, in the Seller’s reasonable judgment, are necessary or appropriate to authorize the execution and delivery of this Agreement, the transactions contemplated by this Agreement, and all documents and instruments incident to such transactions;

(b) The representations and warranties of Purchaser set forth in Article III above shall be true and correct in all material respects at and as of the Closing Date;

(c) Purchaser shall have performed and complied with all agreements and conditions contained in this Agreement and required to be performed or complied with by it prior to or contemporaneously with Closing;

(d) No temporary restraining order, preliminary or permanent injunction or other legal restraint or prohibition preventing transfer of title of the Acquired Assets shall be in effect.  There shall be no suit, action, investigation, inquiry or other proceeding by any governmental authority or any other person or any other legal or administrative proceeding pending or threatened which questions the validity or legality of the transactions contemplated by this Agreement, or seeks damages in connection therewith;

(e) Purchaser shall have delivered to the Seller a certificate dated as of the Closing Date in a form reasonably acceptable to Seller certifying compliance with the conditions specified in Sections 5.2(a) through 5.2(d); and

(f) Seller may, in a writing signed at or prior to the Closing, (i) waive any condition specified in this Section 5.2, if it executes a writing so stating at or prior to the Closing; (ii) extend the Purchaser an opportunity to cure any of the foregoing conditions; and/or (iii) terminate Purchaser’s obligations hereunder.

Article VI.
Termination

6.1. Termination of Agreement.

(a)             The parties may terminate this Agreement by mutual written agreement at any time prior to Closing.

(b)             In addition, either Purchaser or Seller may terminate this Agreement as provided below:

(i)             the Purchaser may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing:  (1) in the event the Seller has breached any material representation, warranty or covenant contained in this Agreement in any material respect, the Purchaser has notified the Seller of the breach in writing, and the breach has continued without cure for a period of ten days after the notice of breach; or (2) if the Closing shall not have occurred on or before the 75th day after the Effective Date, by reason of the failure of any condition precedent under Section 5.1 hereof (unless the failure results primarily from Purchaser breaching any representation, warranty or covenant contained in this Agreement); and

(ii)             the Seller may terminate this Agreement by giving written notice to the Purchaser at any time prior to the Closing:  (1) in the event that Purchaser has breached any material representation, warranty or covenant contained in this Agreement in any material respect, the Seller has notified Purchaser of the breach in writing, and the breach has continued without cure for a period of ten days after the notice of breach; or (2) if the Closing shall not have occurred on or before the 75th day after the Effective Date by reason of the failure of any condition precedent under Section 5.2 hereof (unless the failure results primarily from the Seller breaching any representation, warranty, or covenant contained in this Agreement).

6.2. Effect of Termination.  In the event that this Agreement is terminated pursuant to Section 6.1, such termination shall be without liability or obligation to any party or parties and all further obligations of the parties shall terminate, except the obligations set forth in Article X, General Provisions, which shall survive; provided, however, that, if this Agreement is terminated by Purchaser pursuant to Section 6.1(b)(i) or by the Seller pursuant to clause 6.1(b)(ii), it is expressly understood that the terminating party’s right to pursue all legal and equitable remedies therefor, including damages related thereto, shall also survive termination unimpaired. In addition to, and not in lieu of, the foregoing, in the event that (x) this Agreement is terminated by the Seller pursuant to clause 6.1(b)(ii), and (y) at the time of such termination, Purchaser is not entitled to terminate the Agreement or to give notice of breach pursuant to clause 6.1(b)(i), then any and all portions of the Purchase Price which shall have been paid by the Purchaser to the Seller prior to such termination pursuant to Section 1.3 shall be retained by the Seller and shall not be refunded or refundable to Purchaser.  In addition to, and not in lieu of, the foregoing, in the event that (x) this Agreement is terminated by the Purchaser pursuant to clause 6.1(b)(i), and (y) at the time of such termination, Seller is not entitled to terminate the Agreement or to give notice of breach pursuant to clause 6.1(b)(ii), then any and all portions of the Purchase Price which shall have been paid by the Purchaser shall be refunded to Purchaser.

Article VII.
The Closing

7.1. Closing.  The Closing of the transactions provided for herein shall take place at the offices of Seller, or such other location as the parties determine.

7.2. Closing Date.  The Closing shall take place on a date to be mutually agreed between Purchaser and Seller, such date to be within sixty (60) days after the Effective Date.  Until this Agreement is either terminated or the parties have agreed upon an extended Closing Date, the parties shall diligently continue to work to satisfy all conditions to Closing.

7.3. Documents and Instruments to be Tendered at Closing.

(a) Seller’s Deliveries to Purchaser.  On the Closing Date, subject to the terms and conditions set forth in this Agreement, Seller shall make the following deliveries to Purchaser:

(1) Duly executed assignments of the Intellectual Property Rights in the form attached hereto as Exhibit B;

(2) A duly executed Bill of Sale with respect to the Acquired Assets in the form attached hereto as Exhibit C;

(3) The executed certificate required in Section 5.1(f) hereof;

(4) All Records;

(5) A duly executed Assignment and Assumption of Contracts in the form attached hereto as Exhibit D; and

(6) All other items or documents reasonably requested by Purchaser or Purchaser’s counsel.

(b) Purchaser’s Deliveries to Seller at Closing.  On the Closing Date, subject to the terms and conditions set forth in this Agreement, Purchaser shall make the following deliveries to Seller:

(1) Payment by cash, bank or certified check or wire transfer of immediatley available funds to an account designated by Seller of the amount of Two Hundred Thousand Dollars ($200,000.00);

(2) A duly executed resolution of the Purchaser’s board of directors authorizing the execution, delivery and performance of this Agreement as having been duly adopted and as being in full force and effect on the Closing Date;

(3) The executed certificate required in Section 5.2(c) hereof;

(4) A duly executed Assignment and Assumption of Contracts in the form attached hereto as Exhibit D; and

(5) All other items or documents reasonably requested by Seller or Seller’s counsel.

7.4. Passage of Title and Risk of Loss; Removal of the Acquired Assets.  Legal and equitable title to, and risk of loss with respect to, the Acquired Assets shall pass to the Purchaser upon the Closing. Within 31 business days after the Closing, Purchaser shall, at its sole cost and expense, remove from Seller’s premises all of the Acquired Assets, including all Records. Seller agrees to provide reasonable assistance to Purchaser, and to provide reasonable access to Purchaser and its agents to such premises for the purpose of such removal. In the event that Purchaser shall not have removed all Acquired Assets, including all Records, from Seller’s premises within 31 business days after the Closing, Seller may take any and all steps to remove such items from its premises, including shipping such items to a commercial storage facility of Seller’s choosing, at the sole cost and expense of Purchaser. Seller shall have no liability whatsoever for any actions taken pursuant to this Section 7.4 except in the event of its own gross negligence. Notwithstanding any provision of this Agreement to the contrary, Purchaser shall not operate any portion of the Acquired Assets which constitutes machinery, equipment or fixtures while such machinery, equipment or fixtures are located on Seller’s premises, unless (and only to the extent that) such operation is required for the testing, moving or dismantling of the Acquired Assets or relates to the training described in Section 9.3(a).

Article VIII.
Indemnification and Hold Harmless

8.1. Survival of Representations; Limitations.  All representations, warranties, covenants and obligations in this Agreement shall survive the Closing and the consummation of the transactions contemplated by this Agreement, subject to the terms of this Article VIII and other applicable provisions of this Agreement.  In no event shall the aggregate indemnity liability of Seller pursuant to Sections 8.2(a) or 8.2(b) or of Purchaser pursuant to Section 8.3(a) or 8.3(b) exceed $400,000.00 (inclusive of attorney’s fees and costs).  In no event shall indemnification be payable by Seller pursuant to Sections 8.2(a) or 8.2(b) or by Purchaser pursuant to Sections 8.3(a) or 8.3(b) unless the aggregate Damages (as defined in Section 8.2) incurred by all of the Purchaser Indemnitees (as defined in Section 8.2) or Seller Indemnitees (as defined in Section 8.3), as applicable, exceed $40,000.00 and then only for the excess over such amount.  In no event shall Seller have any liability to Purchaser Indemnitees pursuant to Section 8.2(c) or 8.2(d) or Purchaser have any liability to Seller Indemnitees pursuant to Sections 8.3(c) or 8.3(d) unless the aggregate Damages incurred exceed $40,000.00, at which point Seller or Purchaser, as applicable, shall be liable for all such Damages, and not just those in excess of such amount.

8.2. Indemnification of Purchaser Indemnified Parties.  Seller shall indemnify, defend and hold harmless Purchaser, its directors, officers, employees, and agents (collectively, the “Purchaser Indemnitees”) from and against any and all damages, costs, expenses, losses, claims, demands, liabilities and/or obligations, including, but not limited to, reasonable fees and disbursements of counsel (collectively, “Damages”), that are paid, suffered or incurred by any of them in investigating, preparing, defending, acknowledging, satisfying or settling any claims or other assertion of liability asserted against, imposed upon, or incurred or suffered by any of the Purchaser Indemnitees, directly or indirectly, to the extent the Damages result from, arise out of, or are caused by any of the following:

(a) Any breach of any of the representations and warranties of Seller made in this Agreement;

(b) Any breach of any covenant, obligation or agreement made by Seller in this Agreement;

(c) Fraud; or

(d) Third party claims, other than claims with respect to the Assumed Liabilities.

8.3. Indemnification of Seller Indemnified Parties.  Purchaser shall indemnify, defend and hold harmless Seller and its directors, officers, employees, and agents (collectively, “Seller Indemnitees”) from and against any and all Damages that are paid, suffered or incurred by any of them in investigating, preparing, defending, acknowledging, satisfying or settling any claim or other assertion of liability asserted against, imposed upon, or incurred or suffered by any of the Seller Indemnitees, directly or indirectly, to the extent the Damages result from, arise out of, or are caused by any of the following:

(e) Any breach of any of the representations and warranties of Purchaser made in this Agreement;

(f) Any breach of any covenant, obligation or agreement made by Purchaser in this Agreement; or

(g) Fraud; or

(h) Third-Party Claims, including claims with respect to the Assumed Liabilities.

8.4. Notice of Indemnification Claims.  Any claim for indemnification must be asserted in a written notice delivered to the other party.  Notwithstanding any other provision of this Agreement, no claim for indemnification by either party based on a breach of a representation or warranty made in this Agreement, unless such breach rises to the level of fraud, in which case these provisions shall not apply, pursuant to Sections 8.2(a) or 8.3(a), as applicable, or a breach of any covenant or agreement made in this Agreement pursuant to Sections 8.2(b)or 8.3(b), as applicable, against the other party may be made after the first anniversary of the Closing Date. Claims for indemnification may be brought pursuant to Sections 8.2(c), 8.2(d), 8.3(c) or 8.3(d), as applicable, against the other party at any time during the applicable statute of limitations.

8.5. Matters Involving Third Parties, including Third Party Claims.  If any third party notifies either party (“Indemnified Party”) with respect to any matter which may give rise to a claim for indemnification against the other party (the “Indemnifying Party”) under this Article VIII, the Indemnified Party shall notify the Indemnifying Party promptly in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any liability or obligation unless (and then solely to the extent) the Indemnifying Party is damaged by the delay.  In the event the Indemnifying Party notifies the Indemnified Party within fifteen (15) days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming its defense, (a) the Indemnifying Party shall defend the Indemnified Party against the matter with counsel of the Indemnifying Party’s choice reasonably satisfactory to the Indemnified Party, (b) the Indemnified Party shall cooperate in the defense of such claim and may retain separate co-counsel at its sole cost and expense, (c) the Indemnified Party shall not consent to the entry of any judgment or enter into any settlement with respect to the matter without the prior written consent of the Indemnifying Party (not to be unreasonably withheld or delayed), and (d) the Indemnifying Party shall not consent to the entry of any judgment with respect to the matter, or enter into any settlement which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect to the claim, without the prior written consent of the Indemnified Party (not to be unreasonably withheld or delayed).  In the event the Indemnifying Party fails to notify the Indemnified Party within 15 days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming its defense, the Indemnified Party may defend against, or enter into any settlement with respect to, the matter in any manner it may deem appropriate.

8.6. Matters Involving the Parties.  In the event that the Indemnified Party asserts a claim under this Article VIII (excluding claims covered by Section 8.5) against the Indemnifying Party, the Indemnified Party shall give written notice to the Indemnifying Party specifying, in reasonable detail, the basis for the assertion of the claim and the amount of the claim asserted.  Such assertion of liability shall be deemed accepted by such Indemnifying Party and the amount of such claim shall be deemed a valid claim, conclusive and binding on the Indemnifying Party, unless, within twenty (20) days after the Indemnified Party gives written notice to the Indemnifying Party of such claim, the Indemnifying Party gives written notice to the Indemnified Party contesting the basis for, or the amount of, such claim.  If such notice is given by the Indemnifying Party, then the parties shall use commercially reasonable efforts to reach agreement with respect to such claim.  If no such agreement is reached, the parties may pursue their respective rights and remedies to the full extent of the law, subject to the terms of this Agreement.

8.7. Mitigation.  The Indemnified Party shall take all reasonable steps to mitigate all Damages, including availing itself as reasonably directed by the Indemnifying Party of any defenses, limitations, rights of contribution, claims against third parties and other rights at law, and shall provide such evidence and documentation of the nature and extent of any Damages as may be reasonably requested by the Indemnifying Party.  Each party shall use commercially reasonable efforts in addressing any Damages that may provide the basis for an indemnifiable claim (that is, each party shall respond to such liability in the same manner that it would respond to such liability in the absence of the indemnification provided for in this Agreement).  Any request for indemnification of specific costs shall include invoices and supporting documents containing reasonably detailed information about the costs and/or damages for which indemnification is being sought.

8.8. Exclusive Remedy.  The parties acknowledge that the indemnification provided in this Article VIII shall be the sole and exclusive remedy after the Closing Date for monetary damages available to the parties to this Agreement for breach of any of the terms, conditions, representations or warranties contained herein; provided, however, this exclusive remedy for damages does not preclude a party from (a) bringing an action for specific performance or other available equitable remedy for a breach of a covenant or agreement contained in this Agreement, or (b) pursuing remedies under applicable law for fraud.

Article IX.
Other Obligations of the Parties/Post Closing Obligations

9.1. Expenses and Tax Liabilities.  Each party hereto shall bear its expenses, including tax liabilities incurred and arising in connection with the consummation of the transactions contemplated hereunder.

9.2. Restrictive Covenants.  The parties acknowledge that the agreement of Seller not to engage in direct or indirect competition with Purchaser with respect to Seller’s Ytterbium Business, and, constitutes a material part of the consideration granted with respect to the transactions contemplated and to be effected hereby.  Accordingly, Seller agrees that the following covenants are necessary, reasonable and appropriate.

(a) Covenant Not to Compete.  Seller agrees that for a period of five (5) years from the Closing Date it shall not, directly or indirectly, engage in any business of manufacturing and selling Seller’s Ytterbium Business products or services.

(b) Assignment of Employment Contracts.  To the extent allowed, Seller agrees to assign to Purchaser the right to enforce any nondisclosure or confidentiality agreements, or any other agreements restricting competition between it and its employees or consultants, but only to the extent that the breach or threatened breach of any such agreement would, or could reasonably be expected to, adversely affect Seller’s Ytterbium Business as conducted by Purchaser.  Such agreements are identified in and attached to Schedule 9.2.

(c) Remedies and Enforcement.  Notwithstanding Section 10.6 hereof, in the event of a breach or threatened breach of this Section 9.2 and its subsections, Purchaser shall be entitled, in addition to all other remedies otherwise available to Purchaser, to an injunction enjoining and restraining such breach or threatened or intended breach.  Seller consents to the issuance of an injunction against them in any court of competent jurisdiction without proof of specific damages.  In the event that Purchaser is required to enforce any part of this Section 9.2 through legal proceedings, Purchaser shall be entitled to an award of its reasonable costs, expenses and attorney’s fees incurred.

(d) Nothing in this Agreement or other agreements with the parties hereto shall restrict Seller from selling xenation equipment or non-radioactive products made on xenation equipment.

9.3. Seller’s Cooperation Obligations.  As additional consideration for the consummation of the transactions contemplated hereunder, Seller agrees to provide Purchaser, and its permitted successors and assigns, with the following assistance and cooperation with respect to the transition to Purchaser of the benefit of the Acquired Assets:

(a) Seller agrees to provide Purchaser with one week of training and assistance in the use, updating, maintenance and operation of Acquired Assets and the Intellectual Property Rights.  Such training shall commence within thirty (30) days of the Closing Date and shall be held at Seller’s offices in Wakefield, Massachusetts.

(b) Seller shall use its reasonable commercial efforts to cause the customers of, and vendors to, Seller’s Ytterbium Business to transfer to the Purchaser.  Such best efforts shall include, but not be limited to:

(1) Formal introductions by phone and/or writing of Purchaser employees and agents to the customers of and vendors to Seller’s Ytterbium Business (such introductions shall occur, at the reasonable discretion of the Purchaser, by one or more of the following methods: conference calls and/or written communications);

(2) Access to and explanation of terms and conditions previously offered by Seller to the said customers and vendors; and

(3) Seller agrees to provide information reasonably requested by Purchaser concerning the said customers and vendors and to assist the Purchaser in contacting and communication with such customers and vendors.

9.4. Current Employees of Seller’s Ytterbium Business.  Purchaser shall be permitted to offer employment to Matthew R. Hollows, upon terms and conditions satisfactory to Purchaser.  Under no circumstances shall Purchaser be responsible for any claims of or obligations to Mr. Hollows arising prior to the Closing Date or arising in connection with the termination of such employment by Seller.

9.5. Confidentiality Obligations.  The Seller shall exercise commercially reasonable efforts to maintain as confidential the information concerning the Acquired Assets, Records and Seller’s Ytterbium Business for a period of two years after the Closing.  During such period, Seller shall not disclose any such confidential information to any Person; provided, however, that Seller shall be permitted to disclose such information under compulsion of law, e.g. valid service of process from a court or tribunal of competent jurisdiction or from a regulatory agency or as required by the rules and regulations of the Securities and Exchange Commission or of any stock exchange or automatic quotation system on which Seller’s securities are traded.  In the event that Seller receives direction to provide such information under compulsion of law, Seller shall use its best efforts to provide Purchaser with a minimum of five (5) business days notice of the need to provide such information.

Article X.
General Provisions

10.1. Incorporation of Recitations.  The recitations set forth on page 1 of this Agreement are incorporated as part of this Agreement and made a part hereof, as if fully set forth herein.

10.2. Survival of Representations and Warranties/Post-Closing Obligations/ Confidentiality Obligations.  All of the representations and warranties of the parties contained in this Agreement, indemnification obligations set forth in Article VIII, the post-closing obligations set forth in Article IX, and the General Provisions set forth in this Article X shall survive the Closing, unless otherwise prescribed differently in the applicable section, for a period of one year after Closing and shall not be affected by any investigation, verification or approval by any party hereto or by anyone on behalf of any such parties.

10.3. Notice.  Any notice required or permitted to be given under this Agreement shall be given in writing and sent by certified mail to the address of the party set forth herein, unless that party shall give notice of a different address.  The date of notice shall be the date of mailing.  Any party may change its notice address by notice to the other party.  Any notices under this Agreement shall also be delivered to:

         If to Purchaser:                          Krishnan Suthanthiran, President
                                                              BEST MEDICAL INTERNATIONAL, INC.
                                                              7643 Fullerton Road
                                                              Springfield, VA 22153

With copies (which shall not contitute notice) to:
                                                               Shawn R. Weingast, General Counsel
                       BEST MEDICAL INTERNATIONAL, INC.
                                                              7643 Fullerton Road
                                                              Springfield, VA 22153

If to Seller:
                                                               Diane Ryan, CFO
                       IMPLANT SCIENCES CORPORATION
                                                              107 Audubon Road, #5
                                                              Wakefield, MA 01880

         With copies (which shall
         not constitute notice) to:         Carl Barnes
                                                              Morse Barnes-Brown Pendleton, PC
                                                              1601 Trapelo Road, Suite #205
                                                              Waltham, MA  02451

         Notwithstanding the foregoing, no notice shall be deemed ineffective for failure to comply with the foregoing if either (i) the party for whom the notice was intended admits to its receipt, or (ii) actual receipt is otherwise proven by competent evidence.

10.4. Waiver of Breach.  Any waiver by any party hereto of a breach of any of the provisions of this Agreement by any other party shall not operate or be construed as a waiver by the other parties of any of the rights and privileges of said parties hereunder or of any subsequent breach.

10.5. Controlling Law/Construction.  This Agreement shall be interpreted, administered and enforced in accordance with the laws of the Commonwealth of Virginia (exclusive of its conflict of laws rules).  The parties, having been represented by counsel during the negotiation and execution of this Agreement, waive the application of any law, regulation, holding or rule of construction providing that ambiguities are to be construed against the drafting party.

10.6. Arbitration.  Except for the right of Purchaser to pursue injunctive relief for violations of the Restrictive Covenants set forth in Article IX, the parties agree that any claim or cause of action arising out of this Agreement shall be decided by binding arbitration conducted in New York, New York under the expedited procedures of the Judicial Arbitration and Mediation Service. The prevailing party shall be entitled to an award of reasonable attorney’s fees, administrative costs and expenses incurred in any such arbitration proceeding; provided, however, that the arbitrators shall not have the authority to award exemplary, punitive, incidental, indirect or consequential damages.

10.7. Assignability.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and assigns.  Purchaser shall have the right to assign its rights and obligations under this Agreement to a subsidiary, affiliate or related person or entity, provided, however, that no such assignment shall relieve the Purchaser of its obligations hereunder.

10.8. Severability.  In the event that any provision of this Agreement or the application thereof becomes or is declared by any tribunal of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

10.9. Further Acts.  Seller, at its sole cost and expense, shall, at any time and from time to time after the Closing Date, upon request of the Purchaser, do, execute, acknowledge and deliver all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may reasonably be required to convey, transfer to, and vest in Purchaser, and  protect the right, title, interest in, and enjoyment of, the assets of the Seller intended to be assigned, transferred, and conveyed pursuant to this Agreement.

10.10. Counterparts.  This Agreement may be executed and/or conformed in any number of counterparts, each of which shall be deemed original.

10.11. No Third-Party Beneficiaries.  Except with respect to the parties identified in Article VIII, and except for any assignee(s) or sublicense(s) of the Xenation License, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

10.12. Entire Agreement.  This Agreement (including the documents referred to herein and attached hereto) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements or representations between the Parties, oral or written, to the extent they relate in any way to the subject matter hereof.

10.13. Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

10.14. Amendments; Waivers.  No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Seller and the Purchaser.

10.15. Payment of Fees and Expenses.  Each party to this Agreement shall be responsible for, and shall pay, all of its own fees and expenses, including those of its counsel, incurred in the negotiation, preparation and consummation of the Agreement and the transactions contemplated herein.

         IN WITNESS WHEREOF, the parties have set their hands and seals upon this Agreement as of the date indicated below.

                                                              IMPLANT SCIENCES CORPORATION

7/21/08                                                              By.   /s/ Diane J. Ryan                                                                         (Seal)
Date                                                                                 Diane J. Ryan, CFO

                                                              BEST MEDICAL INTERNATIONAL, INC.

7/18/08                                                              By: /s/ Krishnan Suthanthiran                (Seal)
Date                                                                               Krishnan Suthanthiran, President